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American
    General
    Financial Group
                                                                    Exhibit 6(c)


                                           Robert M. Beuerlein, FSA, MAAA
                                           Senior Vice President & Chief Actuary
                                           AGLD & Chief Actuary


                              April 25, 2000



The American Franklin Life Insurance Company
#1 Franklin Square
Springfield, Illinois 62713

Gentlemen:

     This opinion is furnished in connection with the filing of Post-Effective Amendment No. 9 to the Registration Statement on Form S-6 (Reg. No. 33-77470) by Separate Account VUL-2 of The American Franklin Life Insurance Company (the "Separate Account") and The American Franklin Life Insurance Company ("American Franklin") covering an indefinite number of units of interests in the Separate Account. Net premiums received under American Franklin's EquiBuilder III individual flexible premium variable life insurance policies (the "Policies") to be offered by American Franklin may be allocated by American Franklin to the Separate Account as described in the Prospectus forming a part of the Registration Statement.

     I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the Prospectus. In my opinion:

     1. The illustrations for the Policies set forth under "Illustrations of Death Benefits, Policy Account and Cash Surrender Values and Accumulated Premiums" in the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between planned premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to a prospective purchaser of Policies for males age 40 than to prospective purchasers of Policies for a male at other ages or for a female.

     2. The table of cost of insurance rates, set forth under "Deductions and Charges - Charges Against the Policy Account - Cost of Insurance Charge" in the Prospectus, contains both the current and guaranteed rates to be used for these Policies for males of illustrative ages. These rates have not been designed so as to make the relationship between current and guaranteed rates more favorable for males of the ages illustrated than for a male at other ages or a female.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Experts" in the Prospectus forming a part of the Registration Statement.

                                            Very truly yours,


                                            /s/ Robert M. Beuerlein
                                            ---------------------------------
                                            ROBERT M. BEUERLEIN
                                            SENIOR VICE PRESIDENT
                                            ACTURIAL/FINANCIAL


                        American General Life Companies
                    Member American General Financial Group
             2727-A Allen Pkwy. . Houston, TX 77019 . 713.831.2738
                   Fax 713.831.8016 . rbeuerlein@aglife.com